Exhibit 99.1

Entercom Communications Corp.
Reports Record Second Quarter 2004 Results
Same Station Revenues Increase 5%
Net Income Per Share Increases 27% to $0.47

(Bala Cynwyd, Pa. August 3, 2004) Entercom Communications Corp. (NYSE: ETM) today reported record financial results for the quarter ended June 30, 2004. Net income per share increased 27% to $0.47 per share from $0.37 per share in the prior year, exceeding the Company’s original guidance.

For the second quarter as compared to the prior year:

•                  Net revenues increased 6% to $113.7 million.

•                  Same station net revenues increased 5% to $112.7 million.

•                  Same station operating expenses increased 3% to $61.3 million.

•                  Same station operating income increased 6% to $51.4 million.

•                  Free cash flow increased 5% to $35.9 million.

The Company’s net revenues, station operating income and free cash flow represent record highs as a public company and the Company’s net income per share represents a record high for second quarter results.

David J. Field, President and Chief Executive Officer stated, “We are very pleased with our second quarter performance as we delivered record-breaking financial results, including a 27% increase in net income per share, and announced compelling new acquisitions in Indianapolis, Providence, and Buffalo.  We also moved to create additional shareholder value by deploying a portion of our strong free cash flow towards a share buyback that we announced during the quarter.

We are also very encouraged by the acceleration of positive industry developments.  The industry is rapidly implementing electronic invoicing to improve and simplify the purchasing process for our customers and the industry’s sales marketing arm (the Radio Advertising Bureau) has dramatically enhanced their business development capabilities over the past 60 days.  We also enthusiastically support Clear Channel’s recently announced initiative to significantly reduce commercial inventories.  Entercom has always maintained a disciplined, limited inventory policy and we remain committed to this advertiser and listener-friendly approach.”

During the quarter the Company repurchased stock of approximately $50 million, or 1.2 million shares, under a stock buyback program of up to $100 million authorized by Entercom’s Board of Directors on May 13, 2004.

On April 22, 2004 Entercom announced the signing of a definitive agreement to purchase the assets of three radio stations, WZPL-FM, WTPI-FM and WXNT-AM, in Indianapolis for $73.5 million from Indianapolis-based MyStar Communications Corp.  Entercom commenced operations of these stations under a time brokerage agreement on June 1, 2004.  The transaction is subject to appropriate governmental approvals and final closing is expected in the third quarter.  Indianapolis is the nation’s 31st largest market ranked by radio revenues and the 41st largest by Arbitron population size.

On May 5, 2004, the Company closed on the acquisition of WNSA-FM in Buffalo for $10.5 million from Adelphia Communications.  The station’s call letters were changed to WLKK-FM and relaunched as “The Lake” on May 24, 2004.  This acquisition expands the Company’s presence to seven stations and enhances the Company’s market leading position in revenues in this market.

On June 15, 2004, the Company closed on the acquisition of WWRX-FM in Providence for $14.6 million from FNX Broadcasting.  The Company began operations on April 16, 2004 under a time brokerage agreement.  The Company changed the station call letters to WEEI-FM and began simulcasting most of the programming of the Company’s WEEI-AM in Boston.  WEEI is New England’s leading sports radio voice, and the nation’s premiere sports radio station.

Third Quarter Guidance

For the third quarter of 2004, based on the current business outlook, the Company expects to report an increase in same station net revenues of 2 - 3% over the prior year’s net revenues of $109.3 million. The Company expects a charge of $0.7 million representing a time brokerage agreement expense for the period prior to the anticipated closing on the Indianapolis transaction.

The Company is in the process of syndicating a new Senior Credit Facility, and expects to close on a five-year revolver with a syndicate of banks in early August.  The facility will be used to replace the Company’s existing credit facility and provide a source of funding for acquisitions, share repurchases and general corporate purposes.   The Company expects to record a charge of up to $2.0 million in the third quarter to write off unamortized debt issuance costs related to the current credit facility.

As of June 30, 2004, the Company had $12 million in cash and cash equivalents. The Company had outstanding $265 million of Senior Debt and $150 million of Senior Subordinated Notes due in 2014.  Additionally, the number of shares outstanding as of June 30, 2004, was 50.3 million.

For purposes of same station comparisons, last year’s same station third quarter net revenues were $109.3 million and station operating expenses were $62.1 million.  Prior year same station results are available on the Company’s website.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on Tuesday, August 3, 2004 at 8:45 AM Eastern Time. The public may access the conference call by dialing 888-405-9176. A replay of the conference call will be available through August 7, 2004 by dialing 800-945-7576. A webcast of the conference call will be available beginning 48 hours after the call on the Company’s website for a period of one week. The Company’s website is located at www.entercom.com.

Entercom is the nation’s fourth largest radio broadcaster, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Indianapolis, Milwaukee, New Orleans, Norfolk, Buffalo, Memphis, Providence, Greensboro, Greenville/Spartanburg, Rochester, Madison, Wichita, Wilkes- Barre/Scranton, Gainesville/Ocala, and Longview/Kelso, WA.

Certain Definitions

All references to per share data, unless stated otherwise, are presented as per diluted share.

With the adoption of Regulation G by the SEC, station operating income replaces broadcast cash flow as the metric used by management to assess the performance of our stations. The Company calculates station operating income in the same manner as broadcast cash flow.

It is important to note that station operating income, same station net revenues, same station operating expenses, same station operating income and free cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station operating income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses and gain or loss on sale of assets.

Free cash flow consists of operating income (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses) and (ii) less net interest expense (excluding amortization of deferred financing costs), gains (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that: (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher

Executive Vice President and Chief Financial Officer

610-660-5647

Entercom Second Quarter 2004

Earnings Release

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
CONDENSED STATEMENTS OF OPERATIONS

Net Revenues	$113,677	$107,632	$200,715	$188,627

Station Operating Expenses	62,356	59,748	116,879	111,128

Corporate General and Administrative Expenses, Including Non-Cash Compensation Expense of $172 and $118 for the Three Months Ended June 30, 2004 and 2003, Respectively, and $317 and $211 for the Six Months Ended June 30, 2004 and 2003, Respectively	3,943	3,726	7,651	7,263
Depreciation and Amortization	3,778	3,839	7,780	7,296
Time Brokerage Agreement Fees	181	100	181	702
Net Loss on Sale or Disposition of Assets	718	102	749	178
Operating Income	42,701	40,117	67,475	62,060

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $244 and $245 for the Three Months Ended June 30, 2004 and 2003, Respectively, and $488 and $565 for the Six Months Ended June 30, 2004 and 2003, Respectively	4,800	5,258	9,618	10,595
Financing Cost of Convertible Preferred Securities	—	67	—	2,020
Interest Income	(43)	(99)	(109)	(389)
Loss on Extinguishment of Debt	—	3,795	—	3,795
Net (Gain) Loss on Derivative Instruments	(1,361)	400	(1,031)	335
Loss on investments	176	—	176	—
Total Other Expense	3,572	9,421	8,654	16,356

Income Before Income Taxes	39,129	30,696	58,821	45,704
Income Taxes	15,097	11,556	22,825	17,240
Net Income	$24,032	$19,140	$35,996	$28,464
Net Income Per Share - Basic	$0.47	$0.37	$0.70	$0.56
Net Income Per Share - Diluted	$0.47	$0.37	$0.70	$0.56

Weighted Common Shares Outstanding - Basic	51,051	51,209	51,270	50,543
Weighted Common Shares Outstanding - Diluted	51,413	51,931	51,716	51,200

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital Expenditures	$1,639	$4,963	$3,365	$8,428
Income Taxes Paid	$5,350	$—	$6,535	$10

	June 30,
	2004	2003
SELECTED BALANCE SHEET DATA
Cash and Cash Equivalents	$12,184	$12,315
Working Capital	19,818	18,490
Total Assets	1,682,584	1,541,789
Senior Debt	264,535	274,989
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	1,019,788	981,826

	Three Months Ended June 30,
	2004	2003
OTHER FINANCIAL DATA
Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$113,677	$107,632
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	(970)	15
Same Station Net Revenues	$112,707	$107,647

Station Operating Expenses - Reconciliation of Same Station Operating Expenses to GAAP:
Station Operating Expenses as Reported	$62,356	$59,748
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	(1,027)	(456)
Same Station Operating Expenses	$61,329	$59,292

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$42,701	$40,117
Corporate General and Administrative Expenses	3,943	3,726
Depreciation and Amortization	3,778	3,839
Time Brokerage Agreement Fees	181	100
Net Loss on Sale or Disposition of Assets	718	102
Station Operating Income	51,321	47,884
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	57	471
Same Station Operating Income	$51,378	$48,355

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$24,032	$19,140
Depreciation and Amortization	3,778	3,839
Deferred Financing Costs Included in Interest Expense	244	245
Non-Cash Compensation Expense	172	118
Net Loss on Sale or Disposition of Assets	718	102
Loss on Extinguishment of Debt	—	3,795
Loss on investments	176	—
Net (Gain) Loss on Derivative Instruments	(1,361)	400
Income Taxes	15,097	11,556
Capital Expenditures	(1,639)	(4,963)
Taxes Paid	(5,350)	—
Free Cash Flow	$35,867	$34,232

Reconciliation of Free Cash Flow to GAAP (Operating Income):
Operating Income as Reported	$42,701	$40,117
Depreciation and Amortization	3,778	3,839
Non-Cash Compensation Expense	172	118
Interest Expense, Net of Interest Income and Deferred Financing Costs	(4,513)	(4,981)
Capital Expenditures	(1,639)	(4,963)
Net Loss on Sale or Disposition of Assets	718	102
Taxes Paid	(5,350)	—
Free Cash Flow	$35,867	$34,232

Prior Year’s Data For Third Quarter
Reconciliation of Prior Year’s Same Station Net Revenues to GAAP (Net Revenues):
Net Revenues as Reported		$107,788
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts		1,465
Same Station Net Revenues		$109,253

Reconciliation of Prior Year’s Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported		$61,171
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts		932
Same Station Operating Expenses		$62,103